Filed Pursuant to Rule 424(b)(5)

Registration No. 333-141560

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Shares, no par value per share	$750,000,000.00	$41,850.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

PROSPECTUS SUPPLEMENT

to Prospectus dated April 28, 2008

$750,000,000

Common Shares

Fifth Third Bancorp

This prospectus supplement and accompanying prospectus relate to the offer and sale from time to time of our common shares, no par value, having an aggregate offering price of up to $750,000,000 through Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., as our sales agents, or to Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., for resale.

Our common shares to which this prospectus supplement relates generally will be offered and sold through Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., as our sales agents, or to Morgan Stanley & Co. Incorporated and Merrill Lynch & Co., for resale, over a period of time and from time to time in transactions at then-current market prices, pursuant to an equity distribution agreement. Accordingly, we may sell common shares having gross proceeds of up to $750,000,000.

We will pay the sales agents a commission, or allow a discount, as the case may be, in each case equal to 1.375% of the gross proceeds of any common shares sold through them as our sales agents pursuant to this prospectus supplement. The net proceeds we receive from the sale of the common shares to which this prospectus supplement relates will be the gross proceeds received from such sales less the commissions or discounts and any other costs we may incur in issuing the common shares. See “Plan of Distribution.”

Our common shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Our common stock is traded on the NASDAQ Global Select Market System under the symbol “FITB.” On May 19, 2009, the closing price of our common stock on the NASDAQ Global Select Market System was $7.81 per share. You are urged to obtain current market quotations of the common stock.

See “Risk Factors” beginning on page S-3 of this prospectus supplement to read about factors you should consider before investing in the common shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Morgan Stanley	Merrill Lynch & Co.

Prospectus Supplement dated May 20, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “Fifth Third Bancorp,” “Fifth Third,” “we,” “us,” “our” or similar references mean Fifth Third Bancorp.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and our sales agents have not, authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and our sales agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of our sales agents to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

Fifth Third files annual, quarterly and special reports, proxy statements and other information with the SEC. Shareholders may read and copy reports, proxy statements and other information filed by Fifth Third at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Fifth Third’s reports, proxy statements and other information are also available from commercial document retrieval services and at the SEC’s website located at http://www.sec.gov.

Fifth Third’s common stock is traded on the NASDAQ Global Select Market tier of the NASDAQ Stock Market under the symbol “FITB”. Documents filed by Fifth Third with the SEC also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The SEC allows us to “incorporate by reference” into the prospectus and this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the prospectus and this prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in the prospectus, this prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in the prospectus and this prospectus supplement and information incorporated by reference into the prospectus and this prospectus supplement, you should rely on the information that was filed later.

We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	Current Reports on Form 8-K filed on January 21, March 30 and May 7, 2009; and

•	Proxy Statement on Schedule 14A dated March 10, 2009.

Additional documents that Fifth Third may file with the SEC between the date of this document and the date of the resale of securities offered hereby are also incorporated by reference. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements, other than information in such future filings deemed not to have been filed, until this offering of common shares has been completed.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Paul L. Reynolds

Executive Vice President, General Counsel and Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(513) 534-4300

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference in this prospectus supplement and the prospectus contain or incorporate statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to those described in this prospectus supplement or the documents incorporated by reference, including the risk factors set forth in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either nationally or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) maintaining capital requirements may limit Fifth Third’s operations and potential growth; (8) changes and trends in capital markets; (9) problems encountered by larger or similar financial institutions may adversely affect the banking industry and/or Fifth Third; (10) competitive pressures among depository institutions increase significantly; (11) effects of critical accounting policies and judgments; (12) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies; (13) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (14) ability to maintain favorable ratings from rating agencies; (15) fluctuation of Fifth Third’s stock price; (16) ability to attract and retain key personnel; (17) ability to receive dividends from its subsidiaries; (18) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (19) effects of accounting or financial results of one or more acquired entities; (20) difficulties in combining the operations of acquired entities; (21) lower than expected gains related to any potential sale of businesses; (22) failure to consummate the sale of a majority interest in Fifth Third’s merchant acquiring and financial institutions processing businesses (the “Processing Business”) or difficulties in separating the Processing Business from Fifth Third; (23) loss of income from any potential sale of businesses that could have an adverse effect on Fifth Third’s earnings and future growth; (24) ability to secure confidential information through the use of computer systems and telecommunications networks; and (25) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information.”

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SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in the common shares. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section and the documents incorporated by reference, which are described under “Where You Can Find More Information.”

Fifth Third Bancorp is an Ohio corporation and a diversified financial services company headquartered in Cincinnati, Ohio. At March 31, 2009, Fifth Third operated 16 affiliates with 1,311 full-service Banking Centers including 95 Bank Mart® locations open seven days a week inside select grocery stores and 2,354 ATMs in the Midwestern and Southeastern regions of the United States. Fifth Third reports on five business segments: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions.

At March 31, 2009, Fifth Third had consolidated total assets of $119.3 billion, consolidated total deposits of $79.8 billion and consolidated shareholders’ equity of $12.1 billion.

If you would like to know more about us, see our documents incorporated by reference in this prospectus supplement as described under the heading “Where You Can Find More Information.”

Fifth Third’s principal executive office is: Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, telephone number: (513) 534-5300.

Concurrent Exchange Offering

On May 20, 2009, Fifth Third Bancorp commenced an exchange offer of shares of its common stock for depositary shares each representing a 1/250th interest in a share of its 8.50% non-cumulative perpetual convertible preferred stock, Series G. For each set of 250 validly tendered and accepted depositary shares (equal to one share of Series G preferred stock), Fifth Third would issue 2,158.8272 shares of common stock plus $7,500 in cash. This offering is not contingent upon the closing of the concurrent exchange offer, provided, however, all or a portion of the proceeds of this offering will be used as a source of funds for the cash portion of the exchange offer.

Summary of Offering

The following summary of the offering contains basic information about the offering and our common shares and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the common shares, please refer to the section of this prospectus supplement entitled “Description of Fifth Third Capital Stock.”

Issuer	Fifth Third Bancorp, an Ohio corporation.

Common Shares Offered	Common shares, no par value per share, having aggregate sales proceeds of up to $750,000,000.

Use of Proceeds	We intend to use the net proceeds of this offering as a source of funds for the cash portion of the concurrent exchange offer and for general corporate purposes. See “SUMMARY — Concurrent Exchange Offering” and “Use of Proceeds.”

Risk Factors	An investment in our common shares is subject to risks. Please refer to “Risk Factors” beginning on page S-3 of this prospectus supplement and in the “Risk Factors” section included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, as well as other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in our common shares.

NASDAQ Global Select Market Symbol	FITB

RISK FACTORS

In considering whether to invest in the common shares, you should carefully consider the risks described below and the other information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investing in the common shares involves risk. Please see the “Risk Factors” section in Fifth Third’s most recent Annual Report on Form 10-K, along with the disclosure related to the risk factors contained in Fifth Third’s subsequent Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which are incorporated by reference herein, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this document. The risks and uncertainties not presently known to Fifth Third or that Fifth Third currently deems immaterial may also impair its business operations, its financial results and the value of the securities.

Risks Relating to the Offering

The value of our common shares may fluctuate.

The price of our common shares on the NASDAQ Global Select Market constantly changes. We expect that the market price of our common shares will continue to fluctuate. If the market price of our common shares declines, the per share value of the common shares you purchase will decline. Our share price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include among others:

•	Actual or anticipated variations in earnings and balance sheet strength;

•	Changes in analysts’ recommendations or projections;

•	Fifth Third’s announcements of developments related to its businesses;

•	Operating and stock performance of other companies deemed to be peers;

•	Actions by government regulators or rating agencies;

•	New technology used or services offered by traditional and non-traditional competitors; and

•	News reports of trends, concerns and other issues related to the financial services industry, including actions taken by the federal government.

Our common stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common shares, and the current market price of such shares may not be indicative of future market prices.

All of our debt obligations and our preferred stock will have priority over our common shares with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Fifth Third, our common shares would rank below all debt claims against Fifth Third and all of our outstanding shares of preferred stock. As a result, holders of our common shares will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders (including holders of our trust preferred securities) and holders of preferred stock have been satisfied.

Although we have paid cash dividends on our common shares in the past, we may not pay cash dividends on our common shares in the future.

Holders of our common shares are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such purpose. We have a history of paying dividends to our shareholders when sufficient cash is available. However, future cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors, including the ability of our subsidiaries to make distributions to us, which ability may be restricted by statutory, contractual or other constraints. Also, there can be no assurance that we will continue to pay dividends even if the necessary financial conditions are met and if sufficient cash is available for distribution. In the fourth quarter of 2008, we cut the dividend to $0.01. Furthermore, the terms of the Series F Preferred Stock issued to the United States Department of the Treasury (the “Treasury”) pursuant to the Capital Purchase Program impose common dividend limitations, as described below. Treasury may also promulgate rules in the future that further limit our ability to pay dividends.

Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations. Fifth Third Bancorp is a separate and distinct legal entity from its subsidiaries. Fifth Third Bancorp receives substantially all of its revenue from dividends from its subsidiaries. These dividends are the principal source of funds to pay dividends on Fifth Third Bancorp’s stock and interest and principal on its debt. Various federal and/or state laws and regulations limit the amount of dividends that Fifth Third’s bank and certain nonbank subsidiaries may pay. Also, Fifth Third Bancorp’s right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors. Limitations on Fifth Third Bancorp’s ability to receive dividends from its subsidiaries could have a material adverse effect on our liquidity and ability to declare and pay dividends on the common shares.

We are subject to generally applicable restrictions on our ability to pay dividends and repurchase stock under the U.S. Treasury Capital Purchase Program.

Prior to December 31, 2011 unless Fifth Third has redeemed the Series F Preferred Stock issued pursuant to the Capital Purchase Program to Treasury or Treasury has transferred the Series F Preferred Stock to a third party, unless we have fully paid all of our dividend obligations under the Series F Preferred Stock, (i) no dividends may be declared or paid on our preferred stock ranking pari passu with the Series F Preferred Stock, junior preferred stock or common stock (other than, in the case of preferred shares ranking pari passu with the Series F Preferred Stock, including our Series G Preferred Stock, dividends on a pro rata basis with the Series F Preferred Stock) and (ii) we may not repurchase or redeem any preferred stock ranking pari passu with the Series F Preferred Stock, junior preferred stock or common stock. Until December 31, 2011, unless our Series F Preferred Stock issued pursuant to the Capital Purchase Program is redeemed in whole or Treasury has transferred all of Series F Preferred Stock to third parties, we will need the consent of Treasury for declaration or payment of any dividend on our common stock other than regular quarterly cash dividends of not more than $0.15 per share.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.

We are generally not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock or preferred stock could decline as a result of sales of common stock or preferred stock or similar securities in the market made after this offering or the perception that such sales could occur.

Each share of our Series G Preferred Stock is convertible at the option of the holder thereof into 2,159.8272 shares of our common stock, subject to anti-dilution adjustments. The conversion of some or all of the Series G Preferred Stock will dilute the ownership interest of our existing common shareholders. Furthermore, our pending exchange offer to exchange depositary shares representing our Series G Preferred Stock for common shares will also dilute the ownership interest of our existing common shareholders. Any sales in the public market of our common stock issuable upon such conversion or exchange could adversely affect prevailing market prices of the outstanding common stock.

Pursuant to the Treasury’s Capital Purchase Program, on December 31, 2008, the Company issued to Treasury a ten-year warrant to purchase up to 43,617,747 shares of the Company’s common stock, no par value per share, at an initial exercise price of $11.72 per share. The Warrant is immediately exercisable. Treasury may only transfer or exercise an aggregate of one-half of the Warrant Shares prior to the earlier of (i) the date on which the Company has received aggregate gross proceeds of not less than $3.4 billion from one or more qualified equity offerings and (ii) December 31, 2009. In the event that the Company completes one or more qualified equity offerings on or prior to December 31, 2009 that result in the Company receiving aggregate gross proceeds of not less than $3.4 billion, the number of shares of common stock underlying the portion of the Warrants then held by Treasury will be reduced by one-half of the shares of common stock originally covered by the Warrant.

Pursuant to the Treasury’s Capital Assistance Program (the “CAP”), Fifth Third, along with the other domestic bank holding companies with assets of more than $100 billion at December 31, 2008, was subject to a forward-looking stress test called the Supervisory Capital Assessment Program (the “SCAP”). Based on Fifth Third’s results under this assessment, Fifth Third needs to improve its Tier 1 common equity by an increase of $1.1 billion. This offering of common shares and our concurrent exchange offer to exchange depositary shares representing our Series G Preferred Stock for common shares is anticipated to increase Fifth Third’s Tier 1 common equity ratio by an amount approximately equal to the value of the common shares issued in this offering and in the exchange offer. In addition to this offering and the exchange offer, Fifth Third is considering all of its available options to meet this requirement. Such options include, but are not limited to, exchanging or repurchasing certain securities issued by Fifth Third or its affiliates, redeeming all or a portion of the preferred stock issued to Treasury in December, 2008 pursuant to the Capital Purchase Program and issuing CAP preferred stock, issuing additional equity, or the potential sale of certain non-strategic assets, including available for sale securities held in a gain position, or any combination of these options. The issuance of capital under the CAP or under alternative private sources could significantly dilute current shareholders’ ownership interests. If Fifth Third issues CAP preferred stock in the amount of $1.1 billion, based on the exercise price of the CAP preferred stock of $3.22, Fifth Third would issue approximately 322 million shares of common stock upon conversion of the CAP preferred stock, which represents approximately 56% of Fifth Third’s shares of common stock outstanding at March 31, 2009. Depending on the manner and terms of raising capital from private sources, a similar dilutive effect could result even if Fifth Third did not participate in the CAP at all.

The issuance of additional series of preferred stock could adversely affect holders of our common shares, which may negatively impact your investment.

Our Board of Directors is authorized to issue additional classes or series of preferred stock without any action on the part of the shareholders. The Board of Directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including dividend rights and preferences over the common shares with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred stock in the future that has a preference over our common shares with respect to the payment of dividends or upon our dissolution, winding up and liquidation, or if we issue preferred stock with voting rights that dilute the voting power of our common shares, the rights of holders of our common shares or the market price of our common shares could be adversely affected.

Resales of our common shares in the public market following this offering may cause their market price to fall.

We may issue our common shares with aggregate sales proceeds of up to $750,000,000 from time to time in connection with this offering. The issuance from time to time of these new common shares, or our ability to issue these new common shares in this offering, could have the effect of depressing the market price for our common shares.

Risks Relating to Our Business

Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity.

Fifth Third is required to maintain certain capital levels in accordance with banking regulations. Fifth Third must also maintain adequate funding sources in the normal course of business to support its operations and fund outstanding liabilities. Fifth Third’s ability to maintain capital levels, sources of funding and liquidity could be impacted by changes in the capital markets in which it operates and deteriorating economic and market conditions.

Each of Fifth Third’s subsidiary banks must remain well-capitalized and meet certain other requirements for Fifth Third to retain its status as a financial holding company. In addition, failure by Fifth Third’s bank subsidiaries to meet applicable capital guidelines or to satisfy certain other regulatory requirements could subject the bank to a variety of enforcement remedies available to the federal regulatory authorities. These include limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC.

As a regulated entity, Fifth Third must maintain certain capital requirements that may limit its operations and potential growth.

Fifth Third is a bank holding company and a financial holding company. As such, Fifth Third is subject to the comprehensive, consolidated supervision and regulation of the Board of Governors of the Federal Reserve System, including risk-based and leverage capital requirements. Fifth Third must maintain certain risk-based and leverage capital ratios as required by its banking regulators and which can change depending upon general economic conditions and Fifth Third’s particular condition, risk profile and growth plans. Compliance with the capital requirements, including leverage ratios, may limit operations that require the intensive use of capital and could adversely affect Fifth Third’s ability to expand or maintain present business levels.

Fifth Third is required to increase its common equity capital based upon the results of the Federal Reserve’s assessment of its capital under SCAP.

As discussed above, the SCAP results indicated that under the more adverse scenario, Fifth Third would need to improve its Tier 1 common equity by an increase of $1.1 billion. Institutions subject to the SCAP that require additional capital, or that need to improve the quality of their capital, must agree to augment their capital. Fifth Third has until November 9, 2009, to raise the capital from private sources. In addition to this offering of common shares and our concurrent exchange offer to exchange depositary shares representing our Series G Preferred Stock for common shares, Fifth Third is considering all of its other available options to meet these capital requirements.

The issuance of capital required under the SCAP may include terms unfavorable to existing shareholders.

If Fifth Third is unable to meet the capital obligations required by the SCAP through private sources, it will issue mandatorily convertible preferred stock and warrants for common stock to Treasury, subject to potential shareholder approval if the amount of common stock issued upon exercise of the CAP preferred stock or exercise of the warrant would equal or exceed 20 percent or more of the common stock outstanding. The announced terms of the CAP preferred stock include features that may be unfavorable to Fifth Third’s existing shareholders. Pursuant to the terms of the CAP, so long as Treasury owns either CAP shares or common stock issued under the CAP, the issuing institution may not declare or pay dividends greater than $0.01 per share per quarter without Treasury’s consent. In addition, the participant must submit a plan for how they intend to use the capital to support lending. These plans will be made public upon completion of the capital investment. The participants must also submit ongoing monthly reports to the Treasury that break out lending by category and show how many new loans they provided and how many asset-backed securities and mortgage-backed securities they purchased, with a description of the lending environment in the markets they serve. The reports, which will be made public, must include a comparison to an estimate of what lending activity would have been without government capital assistance. Participating institutions will be subject to rules, regulations and Treasury guidance with respect to executive compensation, transparency, accountability and monitoring, as published and in effect at the time of the investment closing.

Fifth Third entered into a definitive agreement to sell an interest in its processing business and may not be able to generate gains on sale or related increase in shareholders’ equity commensurate with desirable levels. Moreover, the loss of income from the sale of the interest could have an adverse effect on Fifth Third’s earnings and future growth.

On March 30, 2009, Fifth Third and Advent International (“Advent”) announced that they entered into a master investment agreement pursuant to which Advent will purchase a majority interest in Fifth Third’s processing business. Fifth Third will retain a 49% interest in the processing business. The joint venture involves Fifth Third Processing Solutions’ merchant acquiring and financial institutions processing businesses (the “Processing Business”). Fifth Third will retain its credit card issuing business.

The transaction is currently expected to close in the second quarter of 2009 and is subject to regulatory approval. Fifth Third is subject to market forces that may make completion of the sale unsuccessful or may hinder the ability to do so within a desirable time frame. If Fifth Third is able to complete the sale, it may not be able to fully achieve its strategic objectives and planned operating efficiencies. Fifth Third may have difficulty separating the operations of the Processing Business and achieve lower than expected gains related to the sale of the business. In addition, Fifth Third may suffer the loss of income from the sold portion of the Processing Business and such loss of income could have an adverse effect on its future earnings and growth.

If Fifth Third is not able to complete the sale of its Processing Business to Advent, Fifth Third will need to replace the anticipated capital benefit expected from the sale and such alternative capital will likely be on less desirable terms than capital from the sale of the Processing Business.

Fifth Third’ sale of its Processing Business to Advent is expected to contribute significantly to its capital levels by increasing Fifth Third’s Tier 1 common equity by an estimated $1.6 billion.

Based on the results of the SCAP, Fifth Third is required to increase its common equity capital. Therefore, if the transaction with Advent does not close or does not close in the desired timeframe, Fifth Third must find an alternative source of capital to achieve the estimated capital benefit of $1.6 billion from the transaction. Such alternative sources of capital will likely have a more dilutive effect on existing shareholders.

In addition, if Fifth Third is unable to complete the sale of its Processing Business to Advent, the price of Fifth Third’s common stock may decline to the extent that the current market price reflects a market assumption that the deal will close.

Weakness in the economy and in the real estate market, including specific weakness within Fifth Third’s geographic footprint, has adversely affected Fifth Third and may continue to adversely affect Fifth Third.

If the strength of the U.S. economy in general and the strength of the local economies in which Fifth Third conducts operations declines, or continues to decline, this could result in, among other things, a deterioration in credit quality or a reduced demand for credit, including a resultant effect on Fifth Third’s loan portfolio and allowance for loan and lease losses. A significant portion of Fifth Third’s residential mortgage and commercial real estate loan portfolios are comprised of borrowers in Michigan, Northern Ohio and Florida, which markets have been particularly adversely affected by job losses, declines in real estate value, declines in home sale volumes, and declines in new home building. These factors could result in higher delinquencies and greater charge-offs in future periods, which would materially adversely affect Fifth Third’s financial condition and results of operations.

Deteriorating credit quality, particularly in real estate loans, has adversely impacted Fifth Third and may continue to adversely impact Fifth Third.

Fifth Third has experienced a downturn in credit performance that continued throughout 2008 and Fifth Third expects credit conditions and the performance of its loan portfolio to continue to deteriorate in the near term. This caused Fifth Third to increase its allowance for loan and lease losses in the fourth quarter of 2007 and throughout 2008, driven primarily by higher allocations related to home equity loans and commercial real estate loans. Additional increases in the allowance for loan and lease losses may be necessary in the future. Accordingly, a decrease in the quality of Fifth Third’s credit portfolio could have a material adverse effect on earnings and results of operations.

Fifth Third’s results depend on general economic conditions within its operating markets.

The revenues of Fifth Third Processing Solutions are dependent on the transaction volume generated by its merchant and financial institution customers. This transaction volume is largely dependent on consumer and corporate spending. If consumer confidence suffers and retail sales decline, Fifth Third Processing Solutions will be negatively impacted. Similarly, if an economic downturn results in a decrease in the overall volume of corporate transactions, Fifth Third Processing Solutions will be negatively impacted. Fifth Third Processing Solutions is also impacted by the financial stability of its merchant customers. Fifth Third Processing Solutions assumes certain contingent liabilities related to the processing of Visa® and MasterCard® merchant card transactions. These liabilities typically arise from billing disputes between the merchant and the cardholder that are ultimately resolved in favor of the cardholder. These transactions are charged back to the merchant and disputed amounts are returned to the cardholder. If Fifth Third Processing Solutions is unable to collect these amounts from the merchant, Fifth Third Processing Solutions will bear the loss.

The fee revenue of Fifth Third Investment Advisors, a division of Fifth Third’s banking subsidiaries (“Investment Advisors”), is largely dependent on the fair market value of assets under care and trading volumes in the brokerage business. General economic conditions and their effect on the securities markets tend to act in correlation. When general economic conditions deteriorate, consumer and corporate confidence in securities markets erodes, and Investment Advisors’ revenues are negatively impacted as asset values and trading volumes decrease. Neutral economic conditions can also negatively impact revenue when stagnant securities markets fail to attract investors.

Changes in interest rates could affect Fifth Third’s income and cash flows.

Fifth Third’s income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors that are beyond Fifth Third’s control, including general economic conditions and the policies of various governmental and regulatory agencies (in particular, the Federal Reserve System). Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the prepayment speed of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits or other sources of funding. The impact of these changes may be magnified if Fifth Third does not effectively manage the relative sensitivity of its assets and liabilities to changes in market interest rates. Fluctuations in these areas may adversely affect Fifth Third and its shareholders.

Changes and trends in the capital markets may affect Fifth Third’s income and cash flows.

Fifth Third enters into and maintains trading and investment positions in the capital markets on its own behalf and on behalf of its customers. These investment positions also include derivative financial instruments. The revenues and profits Fifth Third derives from its trading and investment positions are dependent on market prices. If it does not correctly anticipate market changes and trends, Fifth Third may experience investment or trading losses that may materially affect Fifth Third and its shareholders. Losses on behalf of its customers could expose Fifth Third to litigation, credit risks or loss of revenue from those customers. Additionally, substantial losses in Fifth Third’s trading and investment positions could lead to a loss with respect to those investments and may adversely affect cash flows and funding costs.

Problems encountered by financial institutions larger or similar to Fifth Third could adversely affect financial markets generally and have indirect adverse effects on Fifth Third.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit, trading, clearing or other relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as clearing agencies, clearing houses, banks, securities firms and exchanges, with which Fifth Third interacts on a daily basis, and therefore could adversely affect Fifth Third.

If Fifth Third does not adjust to rapid changes in the financial services industry, its financial performance may suffer.

Fifth Third’s ability to deliver strong financial performance and returns on investment to shareholders will depend in part on its ability to expand the scope of available financial services to meet the needs and demands of its customers. In addition to the challenge of competing against other banks in attracting and retaining customers for traditional banking services, Fifth Third’s competitors also include securities dealers, brokers, mortgage bankers, investment advisors, specialty finance and insurance companies who seek to offer one-stop financial services that may include services that banks have not been able or allowed to offer to their customers in the past or may not be currently able or allowed to offer. This increasingly competitive environment is primarily a result of changes in regulation, changes in technology and product delivery systems, as well as the accelerating pace of consolidation among financial service providers.

The preparation of Fifth Third’s financial statements requires the use of estimates that may vary from actual results.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates that affect the financial statements. Two of Fifth Third’s most critical estimates are the level of the allowance for loan and lease losses and the valuation of mortgage servicing rights. Due to the inherent nature of these estimates, Fifth Third cannot provide absolute assurance that it will not significantly increase the allowance for loan and lease losses and/or sustain credit losses that are significantly higher than the provided allowance, nor that it will not recognize a significant provision for impairment of its mortgage servicing rights. If Fifth Third’s allowance for loan and lease losses is not adequate, Fifth Third’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, Fifth Third may increase its allowance for loan and lease losses, which could have a material adverse effect on its capital and results of operations. For more information on the sensitivity of these estimates, please refer to the Critical Accounting Policies section of both our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

Fifth Third regularly reviews its litigation reserves for adequacy considering its litigation risks and probability of incurring losses related to litigation. However, Fifth Third cannot be certain that its current litigation reserves will be adequate over time to cover its losses in litigation due to higher than anticipated settlement costs, prolonged litigation, adverse judgments, or other factors that are largely outside of Fifth Third’s control. If Fifth Third’s litigation reserves are not adequate, Fifth Third’s business, financial condition, including its liquidity and capital, and results of operations could be materially adversely affected. Additionally, in the future, Fifth Third may increase its litigation reserves, which could have a material adverse effect on its capital and results of operations.

Changes in accounting standards could impact Fifth Third’s reported earnings and financial condition.

The accounting standard setters, including the Financial Accounting Standards Board (“FASB”), the SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of Fifth Third’s consolidated financial statements. These changes can be hard to predict and can materially impact how Fifth Third records and reports its financial condition and results of operations. In some cases, Fifth Third could be required to apply a new or revised standard retroactively, which would result in the restatement of Fifth Third’s prior period financial statements.

Legislative or regulatory compliance, changes or actions or significant litigation, could adversely impact Fifth Third or the businesses in which Fifth Third is engaged.

Fifth Third is subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of its operations and limit the businesses in which Fifth Third may engage. These laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact Fifth Third or its ability to increase the value of its business. Additionally, actions by regulatory agencies or significant litigation against Fifth Third could cause it to devote significant time and resources to defending itself and may lead to penalties that materially affect Fifth Third and its shareholders. Future changes in the laws, including tax laws, or, as a participant in the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (“EESA”), the rules and regulations promulgated under EESA or the American Recovery and Reinvestment Act of 2009, or regulations or their interpretations or enforcement may also be materially adverse to Fifth Third and its shareholders or may require Fifth Third to expend significant time and resources to comply with such requirements.

Fifth Third’s business, financial condition and results of operations are highly regulated and could be adversely affected by new or changed regulations and by the manner in which such regulations are applied by regulatory authorities.

Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies placing increased focus on and scrutiny of the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. In addition to participating in Treasury’s CPP and CAP, the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insured deposits. These programs subject Fifth Third and other financial institutions who have participated in these programs to additional restrictions, oversight and/or costs that may have an impact on Fifth Third’s business, financial condition, results of operations or the price of its common stock.

Compliance with such regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner. We also will be required to pay significantly higher FDIC premiums because market developments have significantly depleted the insurance fund of the FDIC and reduced the ratio of reserves to insured deposits. The increased costs associated with anticipated regulatory and political scrutiny could adversely impact our results of operations.

New proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry. Federal and state regulatory agencies also frequently adopt changes to their regulations and/or change the manner in which existing regulations are applied. Fifth Third cannot predict whether any pending or future legislation will be adopted or the substance and impact of any such new legislation on Fifth Third. Additional regulation could affect Fifth Third in a substantial way and could have an adverse effect on its business, financial condition and results of operations.

Fifth Third and/or the holders of its securities could be adversely affected by unfavorable ratings from rating agencies.

Fifth Third’s ability to access the capital markets is important to its overall funding profile. This access is affected by the ratings assigned by rating agencies to Fifth Third, certain of its affiliates and particular classes of securities they issue. The interest rates that Fifth Third pays on its securities are also influenced by, among other things, the credit ratings that it, its affiliates and/or its securities receive from recognized rating agencies. A downgrade to Fifth Third’s, or its affiliates’, credit rating could affect its ability to access the capital markets, increase its borrowing costs and negatively impact its profitability. A ratings downgrade to Fifth Third, its affiliates or their securities could also create obligations or liabilities to Fifth Third under the terms of its outstanding securities that could increase Fifth Third’s costs or otherwise have a negative effect on Fifth Third’s results of operations or financial condition. Additionally, a downgrade of the credit rating of any particular security issued by Fifth Third or its affiliates could negatively affect the ability of the holders of that security to sell the securities and the prices at which any such securities may be sold. On April 14, 2009, Moody’s Investors Service downgraded Fifth Third’s issuer rating to “Baa1” from “A2” and downgraded the long term debt rating and deposit ratings for Fifth Third’s Ohio and Michigan bank subsidiaries to “A2” from “A1.”

On May 4, 2009, Standard & Poor’s Ratings Services (“Standard & Poor’s”) placed Fifth Third on “CreditWatch Negative” as part of an ongoing industry-wide review the agency is conducting on the financial services sector as a result of concerns about increasing credit quality deterioration and declining earnings across the industry and the impact that may have on the capital positions of financial firms. In addition, on May 15, 2009, Fitch Ratings Ltd. (“Fitch”) placed Fifth Third on “Rating Watch Negative.” As of the date of this prospectus, we are under review by Standard & Poor’s and Fitch and Standard & Poor’s and Fitch have neither confirmed nor changed our ratings. Our Standard & Poor’s and our Fitch ratings are subject to change at any time.

In general, rating agencies base their ratings on many quantitative and qualitative factors, including capital adequacy, liquidity, asset quality, business mix and level and quality of earnings, and there can be no assurance that we will maintain the aforementioned credit ratings. In addition, ratings agencies have themselves been subject to scrutiny arising from the financial crisis and there is no assurance that rating agencies will not make or be required to make substantial changes to their ratings policies and practices or that such changes would not affect ratings of our securities or of securities in which we have an economic interest. Any decrease, or potential decrease, in credit ratings could impact access to the capital markets and/or increase the cost of debt, and thereby adversely affect liquidity and financial condition.

The financial services industry is highly competitive and creates competitive pressures that could adversely affect Fifth Third’s revenue and profitability.

The financial services industry in which Fifth Third operates is highly competitive. Fifth Third competes not only with commercial banks, but also with insurance companies, mutual funds, hedge funds, and other companies offering financial services in the U.S., globally and over the internet. Fifth Third competes on the basis of several factors, including capital, access to capital, products, services, transaction execution, innovation, reputation and price. Over time, certain sectors of the financial services industry have become more concentrated, as institutions involved in a broad range of financial services have been acquired by or merged into other firms. In fiscal 2008, this trend accelerated considerably, as several major U.S. financial institutions consolidated, were forced to merge, received substantial government assistance or were placed into conservatorship by the U.S. Government. These developments could result in Fifth Third’s competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. Fifth Third may experience pricing pressures as a result of these factors and as some of its competitors seek to increase market share by reducing prices.

Fifth Third could suffer if it fails to attract and retain skilled personnel.

As Fifth Third continues to grow, its success depends, in large part, on its ability to attract and retain key individuals. Competition for qualified candidates in the activities and markets that Fifth Third serves is great and Fifth Third may not be able to hire these candidates and retain them. If Fifth Third is not able to hire or retain these key individuals, including as a result of compensation restrictions imposed generally on recipients of investments under Treasury’s Capital Purchase Program, Fifth Third may be unable to execute its business strategies and may suffer adverse consequences to its business, operations and financial condition.

If Fifth Third is unable to grow its deposits, it may be subject to paying higher funding costs.

The total amount that Fifth Third pays for funding costs is dependent, in part, on Fifth Third’s ability to grow its deposits. If Fifth Third is unable to sufficiently grow its deposits, it may be subject to paying higher funding costs. This could materially adversely affect Fifth Third’s earnings and results of operations.

Future acquisitions may dilute current shareholders’ ownership of Fifth Third and may cause Fifth Third to become more susceptible to adverse economic events.

Future business acquisitions could be material to Fifth Third and it may issue additional shares of common stock to pay for those acquisitions, which would dilute current shareholders’ ownership interests. Acquisitions also could require Fifth Third to use substantial cash or other liquid assets or to incur debt. In those events, Fifth Third could become more susceptible to economic downturns and competitive pressures.

Difficulties in combining the operations of acquired entities with Fifth Third’s own operations may prevent Fifth Third from achieving the expected benefits from its acquisitions.

Inherent uncertainties exist when integrating the operations of an acquired entity. Fifth Third may not be able to fully achieve its strategic objectives and planned operating efficiencies in an acquisition. In addition, the markets and industries in which Fifth Third and its potential acquisition targets operate are highly competitive. Fifth Third may lose customers or the customers of acquired entities as a result of an acquisition. Future acquisition and integration activities may require Fifth Third to devote substantial time and resources and as a result Fifth Third may not be able to pursue other business opportunities.

After completing an acquisition, Fifth Third may find certain items are not accounted for properly in accordance with financial accounting and reporting standards. Fifth Third may also not realize the expected benefits of the acquisition due to lower financial results pertaining to the acquired entity. For example, Fifth Third could experience higher charge offs than originally anticipated related to the acquired loan portfolio.

Material breaches in security of Fifth Third’s systems may have a significant effect on Fifth Third’s business.

Fifth Third collects, processes and stores sensitive consumer data by utilizing computer systems and telecommunications networks operated by both Fifth Third and third party service providers. Fifth Third has security, backup and recovery systems in place, as well as a business continuity plan to ensure the system will not be inoperable. Fifth Third also has security to prevent unauthorized access to the system. In addition, Fifth Third requires its third party service providers to maintain similar controls. However, Fifth Third cannot be certain that the measures will be successful. A security breach in the system and loss of confidential information such as credit card numbers and related information could result in losing the customers’ confidence and thus the loss of their business.

Fifth Third is exposed to operational, reputational, legal, compliance and regulatory risk.

Fifth Third is exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees, customers or outsiders, unauthorized transactions by employees or operational errors.

Negative public opinion can result from Fifth Third’s actual or alleged conduct in activities, such as lending practices, data security, corporate governance and acquisitions, and may damage Fifth Third’s reputation. Additionally, actions taken by government regulators and community organizations may also damage Fifth Third’s reputation. This negative public opinion can adversely affect Fifth Third’s ability to attract and keep customers and can expose it to litigation and regulatory action.

Fifth Third’s necessary dependence upon automated systems to record and process its transaction volume poses the risk that technical system flaws or employee errors, tampering or manipulation of those systems will result in losses and may be difficult to detect. Fifth Third may also be subject to disruptions of its operating systems arising from events that are beyond its control (for example, computer viruses or electrical or telecommunications outages). Fifth Third is further exposed to the risk that its third party service providers may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors as Fifth Third). These disruptions may interfere with service to Fifth Third’s customers and result in a financial loss or liability.

Fifth Third and other financial institutions have been the subject of increased litigation which could result in legal liability and damage to its reputation.

Fifth Third and certain of its directors and officers have been named from time to time as defendants in various class actions and other litigation relating to Fifth Third’s business and activities. Past, present and future litigation have included or could include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. Fifth Third is also involved from time to time in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding its business. These matters also could result in adverse judgments, settlements, fines, penalties, injunctions, restrictions on certain activities or other relief. Like other large financial institutions and companies, Fifth Third is also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information. Substantial legal liability or significant regulatory action against Fifth Third could materially adversely affect its business, financial condition or results of operations and/or cause significant reputational harm to its business.

USE OF PROCEEDS

We expect to receive net proceeds from the offering of common shares of approximately $739,587,500, after estimated expenses and commissions. We currently intend to use the net proceeds from the sale of the common shares offered hereby as a source of funds for the cash portion of the concurrent exchange offer described under “SUMMARY—Concurrent Exchange Offering” and for general corporate purposes including, in addition to other capital or funds that we have or may generate in the future, the repayment of all or a portion of our Series F Preferred Stock and warrants issued to the U.S. Department of Treasury as part of the Capital Purchase Program subject to consultation with and approval from the appropriate regulatory authorities.

PRICE RANGE OF COMMON SHARES

Our common shares trade on the NASDAQ Global Select Market under the symbol “FITB”. As of March 31, 2009, there were 576,935,997 common shares issued and outstanding. As of February 27, 2009, there were approximately 172,119 shareholders of record of our common shares. The following table provides the high and low closing sales price per common share during the periods indicated, as reported on the NASDAQ Global Select Market, and dividends paid per common share during such periods.

	Low Sale Price	High Sale Price	Common Shares Dividends
2009:
Second Quarter (through May 19, 2009)	$2.50	$9.15	$—
First Quarter	1.01	8.65	0.01

2008:
Fourth Quarter	6.32	14.75	0.01
Third Quarter	7.96	21.00	0.15
Second Quarter	8.96	23.75	0.15
First Quarter	20.25	28.58	0.44

2007:
Fourth Quarter	24.82	35.34	0.44
Third Quarter	33.60	41.17	0.42
Second Quarter	37.88	43.32	0.42
First Quarter	37.93	41.41	0.42

On May 19, 2009 the closing sale price of our common stock, as reported by the NASDAQ Global Select Market, was $7.81 per share.

Fifth Third urges you to obtain current market price information for our common stock before deciding whether to participate in the offer.

DIVIDEND POLICY

Holders of common stock are entitled to dividends as and when declared by the Board of Directors out of funds legally available for the payment of dividends. In the second quarter of 2008, the Company cut its dividend to $0.15 and, in the fourth quarter of 2008, the Company cut its dividend to $0.01. Most of the revenues of Fifth Third available for payment of dividends derive from amounts paid to it by its subsidiaries. Compliance with the standards set forth in Federal Reserve’s guidelines could limit the amount of dividends that we and our affiliates may pay in the future. The amount of future dividends will depend on earnings, financial condition, capital requirements and other factors, and will be determined by our Board of Directors on quarterly basis.

Prior to December 31, 2011, unless Fifth Third has redeemed the Series F Preferred Stock issued to Treasury or Treasury has transferred the Series F Preferred Stock to a third party, the consent of Treasury will be required for the Company to (1) declare or pay any dividend or make any distribution on its common stock (other than regular quarterly cash dividends not in excess of $0.15 per share of common stock) or (2) redeem, purchase or acquire any shares of its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement. In addition, the Company’s ability to declare or pay dividends or repurchase its common stock or other equity or capital securities will be subject to restrictions in the event that it fails to declare and pay (or set aside for payment) full dividends on the Series F Preferred Stock. Although Fifth Third does not anticipate participating in the CAP, participation in the CAP would prevent Fifth Third from declaring or paying dividends greater than $0.01 per share per quarter without Treasury’s consent for so long as Treasury owns either CAP shares or common stock issued under the CAP. See “Risk Factors.”

DESCRIPTION OF FIFTH THIRD CAPITAL STOCK

The following is a summary and does not describe every aspect of our capital stock. In particular, we urge you to read our Second Amended Articles of Incorporation, as may be amended from time to time (the “Articles of Incorporation”) and Code of Regulations, as amended (the “Code of Regulations”). See “Where You Can Find More Information” for information on how to obtain a copy of our Articles of Incorporation and Code of Regulations.

Fifth Third is authorized to issue a total of 2,000,500,000 shares of all classes of stock. Of the total number of authorized shares of stock, 2,000,000,000 shares are common shares, no par value, and 500,000 shares are preferred stock, no par value. By the authority granted under the General Corporation Law of the State of Ohio, Fifth Third’s Board of Directors has the power to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, and conversion rights, all without any vote or other action on the part of shareholders. This power is limited by applicable laws or regulations and may be delegated to a committee of our Board of Directors. Reference to this power by our Board of Directors includes any authorized committee thereof.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. Fifth Third’s Board of Directors is authorized, within the limitations and restrictions stated in the fourth article of Fifth Third’s Articles of Incorporation, to fix by resolution: the division of such preferred stock into series and the designation and authorized number of shares of each series, the dividend rate; whether dividend rights shall be cumulative or non-cumulative; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements, conversion rights and restrictions on the issuance of such shares or any series thereof and such other subjects or matters as may be fixed by resolution or exchange, and such other subjects or matters as may be fixed by resolution of Fifth Third’s Board of Directors under the General Corporation Law of the State of Ohio.

Series G Preferred Stock

In June 2008, we issued approximately 11.075 million depositary shares, each representing a 1/250th interest in a share of Series G Preferred Stock. The Series G Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a noncumulative dividend at the rate of 8.50% per annum at the discretion of our board of directors; and (3) is not redeemable at any time. The Series G Preferred Stock ranks senior to our common shares and is on parity with the Series F Preferred Stock discussed below in the event of liquidation or dissolution of Fifth Third. Each share of Series G Preferred Stock is convertible at any time into 2,159.8272 of our common shares (equivalent to an initial conversion price of approximately $11.575 per common share), plus cash in lieu of fractional shares. The conversion rate may change upon the occurrence of a consummation of a merger, a change of control (a “make-whole” acquisition), a reorganization event or to prevent dilution. On or after June 30, 2013, if the closing price of Fifth Third common shares exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period, we may automatically convert some or all of the outstanding Series G Preferred Stock into our common shares at the then prevailing conversion rate.

In March, our board of directors declared a cash dividend of $531.25 per share of Series G Preferred Stock or $2.125 for each depositary share. The dividend was paid March 31, 2009 to holders of record on March 27, 2009. As described above under “Summary—Concurrent Exchange Offering” we have commenced an exchange offer to exchange the depositary shares representing our Series G Preferred Stock for our common shares.

Series F Preferred Stock

On December 31, 2008, we raised $3.4 billion of capital as a participant in the U.S. Treasury’s CPP. In conjunction with this program, we issued to the U.S. Treasury: (1) 136,320 shares of Series F Preferred Stock and (2) a warrant to purchase 43,617,747 of our common shares at an exercise price of $11.72. The Series F Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a cumulative mandatory dividend at the rate of 5% per annum for the first five years, resetting to 9% per annum thereafter; and (3) is callable at par plus accrued and unpaid dividends at any time. The Series F Preferred Stock ranks senior to our common shares and is on parity with the Series G Preferred Stock in the event of liquidation or dissolution of Fifth Third.

The terms of the transaction with the U.S. Treasury include limitations on our ability to pay dividends and repurchase our common shares. Prior to December 31, 2011, unless we have redeemed the Series F Preferred Stock issued to Treasury or Treasury has transferred the Series F Preferred Stock to a third party, we will not be able to increase our dividends above the level paid in the third quarter of 2008 ($0.15 per share), nor will we be permitted to repurchase any of our common shares or preferred stock without the approval of the U.S. Treasury, subject to the availability of certain limited exceptions (e.g., for purchases in connection with benefit plans).

Pursuant to an interim final rule issued by the Board of Governors of the Federal Reserve System on October 16, 2008, bank holding companies that issue new preferred stock to the U.S. Treasury under the Capital Purchase Program are permitted to include an unlimited amount of such capital instruments in Tier 1 capital for purposes of the Board’s risk-based and leverage capital rules and guidelines for bank holding companies.

During the first quarter of 2009, we made a $42.6 million dividend payment to the U.S. Treasury Department. This is the first of such quarterly payments that we will be making to the government.

Common Shares

We may issue common shares in such amounts and proportion and for such consideration as may be fixed by our board of directors or a properly designated committee thereof. As of the date of this prospectus supplement, we are authorized to issue up to 2,000,000,000 common shares. As of March 31, 2009, we had issued 576,935,997 of our common shares (including 6,491,107 common shares held in treasury). Our common shares are traded on the NASDAQ Global Select Market System under the symbol “FITB”. The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC.

General

Holders of our common shares are not entitled to preemptive or preferential rights. Our common shares have no redemption or sinking fund provisions applicable thereto. Our common shares do not have any conversion rights. The rights of holders of our common shares will be subject to, and may be adversely affected by, the rights of holders of our currently outstanding Series G Preferred Stock and Series F Preferred Stock and any preferred stock that we may issue in the future.

We may issue authorized but unissued common shares in connection with several employee benefit and stock option and incentive plans maintained by us or our subsidiaries, and under our Shareholder Direct Plan.

Our outstanding common shares are fully paid and non-assessable and common shares we issue in the future, when fully paid for, will be non-assessable.

Dividends

When, as and if dividends are declared by our board of directors out of funds legally available for their payment, the holders of our common shares are entitled to share equally, share for share, in such dividends. The payment of dividends on our common shares is subject to the prior payment of dividends on our preferred stock.

Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of our common shares are entitled to receive, on a share for share basis, any of our assets or funds available for distribution after we have paid in full all of our debts and distributions and the full liquidation preferences of all series of our outstanding preferred stock.

Voting Rights

Subject to the rights, if any, of the holders of any series of preferred stock, holders of our common shares have exclusive voting rights and are entitled to one vote for each common share on all matters voted upon by the shareholders. Upon demand, holders of our common shares have the right to cumulate their voting power in the election of directors under certain conditions.

Share Repurchase Program

Our board of directors has authorized a share repurchase program described in our annual reports on Form 10-K and filed with the SEC (See “Where You Can Find More Information”). The program does not have an expiration date. We did not repurchase any common shares during the first three months of 2009. At March 31, 2009, a remaining balance of approximately 19.2 million shares is eligible for repurchase under this authorization. However, in accordance with the provisions of the TARP CPP, we are not permitted to repurchase additional common shares without the approval of the U.S. Treasury prior to December 31, 2011, unless we have redeemed the Series F Preferred Stock issued to the U.S. Treasury or the U.S. Treasury has transferred the Series F Preferred Stock to a third party.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF COMMON SHARES

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of common shares by a non-U.S. holder (as defined below) that holds the common shares as a capital asset. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), effective U.S. Treasury regulations, and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. The foregoing are subject to differing interpretations which could affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to particular non-U.S. holders in light of their particular circumstances, or to holders subject to special treatment under U.S. federal income tax laws, such as financial institutions, insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, brokers or dealers in securities or currencies, expatriates, foreign governments or agencies, controlled foreign corporations, passive foreign investment companies, non-U.S. holders deemed to sell common shares under the constructive sale provisions of the Code, and non-U.S. holders that hold common shares as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any U.S. federal estate or gift tax laws or any state, local, or foreign tax laws.

This summary is for general information only and is not intended to constitute a complete description of all tax consequences for non-U.S. holders relating to the purchase, ownership and disposition of our common shares. You are urged to consult your tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the purchase, ownership, and disposition of common shares.

For purposes of this summary, a “non-U.S. holder” or “non-U.S. person” means a beneficial owner of our common shares (other than a partnership) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of that trust, or (2) the trust has made an election under the applicable United States Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns our common shares should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Dividends

If you are a non-U.S. holder of our common shares, dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you wish to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends paid to you, you will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that you are not a United States person as defined under the Code and you are eligible for treaty benefits or (b) if you hold our common shares through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply if you are a pass-through entity rather than a corporation or an individual.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

If dividends we pay to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, and the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income basis. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Disposition of Common Shares

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a sale or other disposition of our common shares unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that you maintain in the United States);

•

you are an individual, you hold our common shares as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition, and certain other conditions exist; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common shares, and you are ineligible for any treaty exemption.

“Effectively connected” gains described in the first bullet point are taxed at rates applicable to United States citizens, resident aliens, and domestic United States corporations on a net income tax basis. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the disposition, which gain may be offset by U.S.-source capital losses.

We believe we are not currently, and we do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Except as described below, if you are a non-U.S. holder, you generally will be exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of common shares effected at a United States office of a broker, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	a valid Internal Revenue Service Form W-8BEN upon which you certify, under penalties of perjury, that you are a non-United States person; or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations or you otherwise establish an exemption.

However, we must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Payment of the proceeds from the sale of our common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of our common shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our common shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•

a foreign partnership, if at any time during its tax year (a) one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (b) such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, or other retirement plan, account or arrangement to acquire or hold the common shares should consider whether an investment in our common shares would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans, which we refer to collectively as “Plans” and individually as a “Plan,” from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons” under the Code, or “parties in interest” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made), and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws, or “Similar Laws.”

The acquisition or holding of our common shares by a Plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless our common shares are acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, in such situations, our common shares may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, or “PTCE,” such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of common shares is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption,” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration.

Each purchaser or holder of our common shares or any interest therein, and each person making the decision to purchase or hold our common shares on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in our common shares to the date on which the purchaser disposes of its interest in our common shares, that such purchaser and holder, by its purchase or holding of our common shares or any interest therein that (a) its purchase and holding of our common shares is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of our common shares is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of our common shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither Fifth Third nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of our common shares and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of our common shares. Each purchaser and holder of our common shares or any interest therein on behalf of any governmental plan, church plan, and foreign plan will be deemed to have represented and warranted by its purchase or holding of our common shares or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing our common shares on behalf of or with “plan assets” of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Sales Agents”) under which we may, from time to time, offer and sell our common shares having aggregate sales proceeds of up to $750,000,000 through our Sales Agents, or to our Sales Agents, for resale. Sales of our common shares through our Sales Agents, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market or otherwise at market prices prevailing at the time of sale, in block transactions, or as otherwise agreed upon by us and our Sales Agents. Our Sales Agents will not engage in any transactions that stabilize the price of our common shares.

Each of our Sales Agents will use its commercially reasonable efforts to sell the common shares offered hereby, from time to time, based upon instructions from us (including any price, time or size limits or other customary parameters or conditions we may impose). Either our Sales Agents acting together or we may suspend the offering of our common shares pursuant to the equity distribution agreement by notifying the other.

We will pay to each Sales Agent for sales of common shares with respect to which it individually acts as sales agent a commission, or allow a discount, equal to 1.375% of the gross sales proceeds of any common shares sold pursuant to the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of our common shares. We have agreed to reimburse each of our Sales Agents for certain expenses incurred by them in connection with the offering.

Settlement for sales of our common shares will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the equity distribution agreement, we also may sell our common shares to our Sales Agents as principal for their own account at a price agreed upon at the time of sale. If we sell shares to our Sales Agents as principal, we will enter into a separate terms agreement with our Sales Agents and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of our common shares, our Sales Agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the compensation paid to our Sales Agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to our Sales Agents against certain civil liabilities, including liabilities under the Securities Act. Our Sales Agents may engage in transactions with, or perform other services for, us in the ordinary course of its business. In compliance with the guidelines of FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

If either of our Sales Agents or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934 are not satisfied, that party will promptly notify the other and sales of our common shares under the equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of our Sales Agents and us.

The offering of our common shares pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all of our common shares subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by either our Sales Agents or us.

VALIDITY OF SECURITIES

The validity of the common shares will be passed upon for us by Paul L. Reynolds, Esq., Executive Vice President and General Counsel, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio, and for Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated by Sullivan & Cromwell LLP, New York, New York. Mr. Reynolds and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters of Ohio law upon the opinions of Mr. Reynolds and Graydon Head & Ritchey LLP. Mr. Reynolds owns shares of Fifth Third’s common shares and holds options and other convertible securities to purchase additional shares of Fifth Third’s common shares.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008 and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting as of December 31, 2008 included in Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Fifth Third Bancorp

Junior Subordinated Debt Securities

Guarantees

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Fifth Third Capital Trust IV

Fifth Third Capital Trust V

Fifth Third Capital Trust VI

Fifth Third Capital Trust VII

Fifth Third Capital Trust VIII

Fifth Third Capital Trust IX

Fifth Third Capital Trust X

Fifth Third Capital Trust XI

Fifth Third Capital Trust XII

Trust Preferred Securities

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2008

Unless the context requires otherwise, references to (1) “we,” “us,” “our” or similar terms are to Fifth Third Bancorp and its subsidiaries, and (2) the “Trusts” are Fifth Third Capital Trust IV, Fifth Third Capital Trust V, Fifth Third Capital Trust VI, Fifth Third Capital Trust VII, Fifth Third Capital Trust VIII, Fifth Third Capital Trust IX, Fifth Third Capital Trust X, Fifth Third Capital Trust XI and Fifth Third Capital Trust XII, statutory Delaware trusts and the issuers of the trust preferred securities.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, junior subordinated debt securities, subordinated debt securities, senior debt securities, warrants, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings. The Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts, which may be guaranteed by Fifth Third Bancorp, to the public.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

The SEC allows us to “incorporate by reference” into this prospectus and the applicable prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and the applicable prospectus supplement and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus, the applicable prospectus supplement, and in our other filings with the SEC. In other words, in case of a conflict or inconsistency between information contained in this prospectus and the applicable prospectus supplement and information incorporated by reference into this prospectus and the applicable prospectus supplement, you should rely on the information that was filed later.

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We incorporate by reference the documents listed below, which we have already filed with the SEC, and any documents we file with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than information in such future filings deemed not to have been filed), until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Current Reports on Form 8-K filed on January 14, 2008, February 25, 2008, February 28, 2008 and April 23, 2008; and

•	Proxy Statement on Schedule 14A dated March 6, 2008.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

Paul L. Reynolds

Executive Vice President, General Counsel and Secretary

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

MD10AT76

Cincinnati, OH 45263

(513) 579-5300

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus in public offerings to or through underwriters, to be designated at various times, or directly to other purchasers or through agents. The distribution of securities may be effected at various times in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Securities other than common stock will be new issues of securities with no established trading market. It has not presently been established whether the underwriters, if any, of these securities will make a market in these securities. If a market in these securities is made by those underwriters, this market making may be discontinued at any time without notice. These securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of the trading market for these securities.

In facilitating the sale of securities, underwriters may receive compensation from us and/or the applicable Trust or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and these dealers may receive compensation

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in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be considered underwriters, and any discounts or commissions received by them from us and/or the applicable Trust and any profit on the resale of securities by them may be considered underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Any such underwriter or agent will be identified, and any such compensation received from us and/or the applicable Trust will be described, in the prospectus supplement relating to those securities.

Unless otherwise indicated in the applicable prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to certain conditions precedent, and each of the underwriters with respect to a sale of securities will be obligated to purchase all of its securities if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any such agent involved in the offer and sale of the securities in respect of which this prospectus is being delivered will be acting on a best efforts basis for the period of its appointment.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us and/or the applicable Trust in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time.

Under agreements which we and the applicable Trust may enter into, underwriters, agents and their controlling persons who participate in the distribution of securities may be entitled to indemnification by us and the applicable Trust against certain liabilities, including liabilities under the Securities Act.

If so noted in the applicable prospectus supplement relating to any securities, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase any securities from us and/or the applicable Trust under contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. We must approve such institutions in all cases. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of any securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

If we and/or the applicable Trust offer and sell securities directly to a purchaser or purchasers in respect of which this prospectus is delivered, purchasers involved in the reoffer or resale of such securities, if these purchasers may be considered underwriters as that term is defined in the Securities Act, will be named and the terms of their reoffers or resales will be described in the applicable prospectus supplement. These purchasers may then reoffer and resell such securities to the public or otherwise at varying prices to be determined by such purchasers at the time of resale or as otherwise described in the applicable prospectus supplement. Purchasers of securities directly from us may be entitled under agreements that they may enter into with us and/or the applicable Trust to indemnification by us and/or the applicable Trust against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of their business or otherwise.

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Underwriters or agents and their associates may be customers of (including borrowers from), engage in transactions with, and/or perform services for, us or any of the trustees, depositaries, warrant agents, transfer agents or registrars for securities sold using this prospectus in the ordinary course of business.

Fifth Third Securities, Inc. is a member of the Financial Industry Regulatory Authority (“FINRA”) and is an affiliate of ours for purposes of the FINRA Conduct Rules. In the event Fifth Third Securities, Inc. acts as an underwriter in connection with the offering of any securities under this prospectus and the related registration statement, such offering will be conducted in accordance with the applicable sections of Rule 2720 of the FINRA Conduct Rules or, in the case of the trust preferred securities of the Trusts, Rule 2810 of the FINRA Conduct Rules. Pursuant to such rules, no FINRA member participating in any such offering will be permitted to execute a transaction in the securities in a discretionary account without the prior specific written approval of such member’s customer.

The maximum underwriting compensation for any offering under the registration statement to which this prospectus relates may not exceed 8% of the offering proceeds.

VALIDITY OF SECURITIES

Unless stated otherwise in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Paul L. Reynolds, Esq., Executive Vice President, General Counsel and Secretary of Fifth Third Bancorp, and by Graydon Head & Ritchey LLP, Cincinnati, Ohio. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon for the Trusts and us by Richards, Layton & Finger, P.A., Wilmington, Delaware. Mr. Reynolds and Graydon Head & Ritchey LLP will rely as to all matters of New York law upon the opinion of Sullivan & Cromwell LLP. Sullivan & Cromwell LLP will rely as to all matters as to Ohio law upon the opinions of Mr. Reynolds and Graydon Head & Ritchey LLP. Mr. Reynolds owns shares of our common stock and holds options and other convertible securities to acquire additional shares of our common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting as of December 31, 2007 included in Fifth Third Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Fifth Third Bancorp

$750,000,000 Common Shares

Morgan Stanley

Merrill Lynch & Co.